Exhibit 99.3

Plaintiffs Appeal Dismissal of Securities Class Action Suit Against Presstek

HUDSON, N.H., Nov. 4 /PRNewswire-FirstCall/ — Presstek, Inc. (Nasdaq: PRST) today announced that the plaintiffs in the purported securities class action lawsuit brought against the company, its former Chief Executive Officer Robert W. Hallman, and its former Chief Financial Officer Neil Rossen, have filed an appeal of the U.S. District Court’s recent dismissal of the suit.

The lawsuit was allegedly brought on behalf of purchasers of Presstek’s common stock during the period from December 10, 1999 through July 16, 2001, and was filed in June 2003 in the United States District Court for the District of New Hampshire. In October 2004, in a 47-page decision granting Presstek’s motion to dismiss, Judge Steven McAuliffe of the U.S. District Court, found that each of the claims brought by the plaintiffs failed to allege a claim on which the Court could grant relief and the case was dismissed.

The company continues to believe that the plaintiffs’ allegations are without merit and intends to vigorously defend the appeal.

About Presstek

Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI(R), CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek subsidiary Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.

For more information on Presstek, visit http://www.presstek.com, call 603-595-7000 or email: info@presstek.com.

CONTACTS:
Moosa E. Moosa	Jane Miller
Chief Financial Officer	Corporate Relations Manager
(603) 595-7000	(603) 594-8585 x 3346
Email: investorrelations@presstek.com

SOURCE Presstek, Inc.
-0-	11/04/2004
/CONTACT: Moosa E. Moosa Chief Financial Officer, +1-603-595-7000, or Jane Miller, Corporate Relations Manager, +1-603-594-8585 ext. 3346, investorrelations@presstek.com/
/Web site: http://www.presstek.com/
(PRST)